Exhibit 99 - Press release issued August 3, 2005

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS SECOND QUARTER 2005 RESULTS

PORT HURON, MI, August 3, 2005 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter ended June 30, 2005. The Company’s net loss available to common shareholders for the quarter was $3.1 million, or $0.11 per share, compared to a net loss available to common shareholders of $6.8 million, or $0.24 per share, for the second quarter of 2004. The results for the second quarter of 2004 include a loss from discontinued operations of $2.3 million or $0.08 per share. All discussions of per share amounts are on a fully diluted basis. The Company typically reports losses for the second quarter due to the seasonal nature of its business, which relies on winter heating season revenues for the majority of its profits.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “The Company continues to make progress towards improved financial condition. Second quarter financial results confirm that we are on track to meet our earnings expectations for the year, which remain unchanged from last quarter. Gas distribution business operating income for the second quarter of 2005 was $7.0 million, compared to $5.9 million for the second quarter of 2004. Although weather was warmer than normal during the quarter, operating income was favorably impacted by recent rate increases in Michigan and by the sale of excess gas.”

The primary factors that positively affected results when comparing the second quarter of 2005 to the second quarter of 2004 were increases in gas sales margin and other gas distribution revenues and the absence of losses from discontinued operations. The increases in gas sales margin and other gas distribution revenues reduced the net loss by approximately $2.4 million. This improvement was primarily due to rate increases, the sale of excess gas to a third-party gas supplier, new customers, and increases in miscellaneous customer fee and pipeline construction management revenues. The increase in gas sales margin and other gas distribution revenues includes the impact of a decrease in volumes of gas sold. These lower volumes are due in large part to warmer overall weather compared to last year. There were no losses from discontinued operations in the 2005 results, while 2004 results included $2.3 million in losses from discontinued operations.
The aforementioned items were partially offset by increases in operations and maintenance expenses, depreciation expense, property taxes and non-cash debt extinguishment costs, which increased the second quarter 2005 net loss when compared to second quarter of 2004. Operations and maintenance expenses increased by approximately $0.4 million due primarily to increases in employee benefit and incentive costs, compensation and various other operating expenses. Professional services expenses were lower in 2005 due to the non-recurrence of those costs which were incurred in 2004 in connection with the termination of the sale of the Company’s Alaska Pipeline Company (APC). New property and equipment placed in service increased depreciation and property tax expenses, which increased the Company’s net loss by approximately $0.3 million. During the second quarter of 2005, non-cash debt extinguishment costs of $0.2 million were incurred as a result of the early retirement of $10.3 million of the Company’s long-term debt.

YEAR-TO-DATE RESULTS
The Company’s net income available to common shareholders was $0.2 million, or $0.01 per share, for the six months ended June 30, 2005, compared to net income available to common shareholders of $1.3 million, or $0.07 per share, for the six months ended June 30, 2004. The primary factors that decreased earnings for the six months ended June 30, 2005, when compared to the same period ended June 30, 2004, were the premium associated with the repurchase of the Company’s Convertible Preference Stock (CPS), increases in financing costs, operations and maintenance expenses, depreciation and property taxes, and the non-cash charge incurred in connection with the early retirement of long-term debt.
The premium associated with the repurchase of the Company’s CPS reduced net income by approximately $8.2 million. Financing costs include interest expense and dividends on both the CPS and newly-issued 5 percent Convertible Preferred Stock, which increased on a net basis by approximately $0.6 million. Increases in operations and maintenance expenses, which decreased net income by approximately $1.7 million, were due primarily to increases in employee benefit and incentive costs, compensation and various other operating expenses. These items were partially offset by the non-recurrence in 2005 of professional services expenses recorded in the second quarter of 2004 related to the terminated sale of APC. The increases in depreciation expense and property taxes decreased net income by approximately $0.5 million. The non-cash debt extinguishment cost discussed previously also decreased net income for the six months ended June 30, 2005, by $0.2 million.

These items were partially offset by a decrease in losses from discontinued operations and an increase in gas sales margin and other gas distribution revenues. There were no losses from discontinued operations in the 2005 results, while the 2004 results included a charge of $7.1 million. Gas sales margin and other gas distribution revenues increased by approximately $3.3 million, primarily due to new customers, rate increases, the sale of excess gas to a third-party gas supplier, a reduction in unaccounted-for gas, a significant recovery from a bankrupt customer in the first quarter of 2005, and increases in miscellaneous customer fee and pipeline construction management revenues. The increase in gas sales margin and other gas distribution revenues is net of the impact of a decrease in volumes of gas sold, due in large part to warmer overall weather compared to last year.

IMPACT OF WEATHER
Temperatures during the first six months of 2005 were 7.5 percent warmer than normal in Alaska and 1.5 percent colder than normal in Michigan. During the first six months of 2004, temperatures were 2.3 percent warmer than normal in Alaska and essentially normal in Michigan. The Company estimates that the combined variations from normal weather decreased net income by approximately $1.9 million during the first six months of 2005 and decreased net income by approximately $0.5 million during the same period of 2004.

2005 OUTLOOK
The Company continues to expect 2005 net income available to common shareholders to be in the range of $0.03 to $0.07 per share. This includes the charge incurred in connection with the repurchase of CPS which reduced the Company’s expected 2005 net income available to common shareholders by $8.2 million, or an estimated $0.27 per share. Excluding this charge, net income available to common shareholders is expected to be in the range of $0.30 to $0.34 per share for 2005. This guidance is consistent with prior earnings per share guidance given in February and May 2005.
As with previous guidance, this earnings outlook includes the impact of continuing initiatives to improve the Company’s balance sheet and assumes normal weather for the remainder of the year in markets served. The Company today announced the proposed sale of additional shares of common stock for the purpose of redeeming, at par, an outstanding amount of the 10.25 percent subordinated debentures and related Trust Preferred Securities (TPS). The Company redeemed $10 million of these debentures and TPS during the second quarter. In conjunction with the second quarter redemption, the Company wrote-off unamortized non-cash debt issuance costs amounting to $0.2 million after taxes. The redemption of the remaining $30 million of debentures and TPS, would result in a non-cash charge of $0.7 million after taxes relating to the write-off of the remaining unamortized debt issuance costs. Under these circumstances, the Company would expect non-cash charges related to the early retirement of securities, along with the scheduled amortization of debt issuance costs and debt basis adjustments related to all of the Company’s debt, to be $3.3 million after taxes, or $0.10 per share for the full year 2005. These charges along with the impact of the proposed sale of common stock are included in the current estimate of 2005 earnings per share.

For 2005, cash from operations, as measured by EBITDA, continues to be forecasted at approximately $94 million and capital expenditures are expected to be approximately $39.5 million. EBITDA represents earnings before interest, dividends on Convertible Preferred Stock, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.
While the Company believes EBITDA is a useful measure for investors, it is not a measurement presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the following statistics.

SEMCO ENERGY, Inc. distributes natural gas to approximately 404,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Statement of Operations data

Operating revenues	$95,633	$81,762	$322,193	$289,546

Cost of gas sold	60,581	50,055	228,177	200,106
Operations and maintenance	17,666	16,059	36,241	32,605
Depreciation and amortization	7,147	6,951	14,125	13,823
Property and other taxes	3,096	2,831	6,364	5,856
Expenses related to the terminated sale of a subsidiary	-	932	-	932

Operating income	7,143	4,934	37,286	36,224

Other income and (deductions)
Interest expense	(10,860)	(11,126)	(21,936)	(22,746)
Debt extinguishment costs	(366)	-	(366)	-
Other	620	606	1,148	1,373
Total other income and (deductions)	(10,606)	(10,520)	(21,154)	(21,373)

Income tax (expense) benefit	1,350	2,042	(5,749)	(5,534)

Income (loss) from continuing operations	(2,113)	(3,544)	10,383	9,317

Income (loss) from discontinued operations, net of income taxes	-	(2,344)	-	(7,120)

Net income (loss)	(2,113)	(5,888)	10,383	2,197

Dividends on convertible cumulative preferred stock	(945)	-	(1,097)	-
Dividends and repurchase premium on convertible preference stock (a)	-	(868)	(9,112)	(930)

Net income (loss) available to common shareholders	$(3,058)	$(6,756)	$174	$1,267

Earnings per share - basic
Income (loss) from continuing operations	$(0.11)	$(0.16)	$0.01	$0.30
Net income (loss) available to common shareholders	$(0.11)	$(0.24)	$0.01	$0.04

Earnings per share - diluted
Income (loss) from continuing operations	$(0.11)	$(0.16)	$0.01	$0.30
Net income (loss) available to common shareholders	$(0.11)	$(0.24)	$0.01	$0.07

Cash dividends declared per share	$-	$0.08	$-	$0.08

Average number of common shares outstanding
Basic	28,494	28,238	28,460	28,177
Diluted	28,494	28,238	28,516	31,341

(a)  The amount for the six months ended June 30, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Business Segment Information

Operating revenues
Gas Distribution	$94,083	$79,735	$317,531	$284,228
Corporate and Other	3,311	3,535	8,446	8,624
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,761)	(1,508)	(3,784)	(3,306)
Consolidated operating revenues	$95,633	$81,762	$322,193	$289,546

Operating income (loss)
Gas Distribution	$6,976	$5,863	$36,686	$36,236
Corporate and Other	167	(929)	600	(12)
Consolidated operating income	$7,143	$4,934	$37,286	$36,224

Depreciation and amortization expense
Gas Distribution	$6,793	$6,534	$13,416	$12,989
Corporate and Other	354	417	709	834
Consolidated depreciation and amortization expense	$7,147	$6,951	$14,125	$13,823

Gas Distribution Operating Statistics

Volumes sold (MMcf)	9,393	9,694	38,338	39,588
Volumes transported (MMcf)	13,237	13,909	27,578	28,737
Number of customers at end of period	403,731	391,791	403,731	391,791
Weather statistics:
Degree days
Alaska	1,486	1,449	5,165	5,480
Michigan	833	892	4,244	4,227
Percent colder (warmer) than normal
Alaska	(7.4)%	(10.0)%	(7.5)%	(2.3)%
Michigan	(10.3)%	(7.1)%	1.5%	.3%

Statement of Financial Position data at June 30, 2005
Total assets	$875,380
Cash and cash equivalents	18,010
Gas charge underrecovery	18
Gas charge overrecovery	8,552
Short-term notes payable	-
Current maturities of long-term debt	15,092
Long-term debt	472,965
Convertible cumulative preferred stock	66,473
Common shareholders' equity	165,092

Other information at June 30, 2005
Unused portion of bank credit facility	$88,495

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2005
	(dollars in millions)
EBITDA	$94
Interest expense	(44)
Income tax expense	(8)
Changes in assets and liabilities and other non-cash items	(8)
Cash flow from operations	$34

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